Exhibit 99.1

TDS elects to receive $75.1 million annually from FCC’s Alternative Connect America Cost Model

Funds will be used to expand and improve broadband service to nearly 160,000 homes

MADISON, Wis. (Jan. 25, 2017) — TDS Telecommunications Corp. (TDS®) will receive approximately $75.1 million a year for the next 10 years from the Federal Communications Commission’s (FCC) Alternative Connect America Cost Model.  TDS will leverage the funds to expand and improve broadband service to nearly 160,000 homes in 25 states over that time frame.

Funding for the program, also referred to as the Connect America Fund (CAF), will support the buildout of rural broadband networks.  Depending on location, most TDS customers in rural areas eligible for CAF funding will receive guaranteed broadband speeds of 25 Mbps download and 3 Mbps upload (25/3).  Under the agreement, most of the remaining customers will receive speeds of 10/1 Mbps.

“We look forward to working with our local communities on this massive endeavor to improve internet speeds,” states Kevin Hess, executive vice president at TDS.  “Today’s consumers want to work remotely and are seeking faster speeds than the existing, deployed DSL technology was designed to handle.”

According to Hess, the project is expected to improve broadband service to a majority of the company’s total wireline locations in the United States.  Nearly 95 percent of our customers have access to internet connections, he said, but faster, more reliable access in rural, less densely populated areas is needed.

Implementation for the project will begin as soon as first quarter of 2017.

“We are proud to be part of this massive modernization project and improved telecom support structure with the FCC,” adds Hess.  “We are eager to get to work building faster connections to the nearly 160,000 homes that are eligible for CAF funding.”

As TDS finalizes the buildout plans, more details, including maps will be available on the TDS website in the next few weeks.  This information will help residents look up and see how this federal program may impact their specific location.

For nearly 10 years, TDS has worked with FCC Commissioners, their staff and federal trade associations to create a plan to allow for the expansion of rural networks served by rate-of-return companies, including TDS. CAF ensures more residents of rural America will have access to improved broadband service and more reliable speeds.

Media contact:  Cheryl McCollum, Associate Manager of Public Relations / 608-664-2388 / cheryl.mccollum@tdstelecom.com

TDS Telecommunications Corporation (TDS Telecom/TDS®), a wholly owned subsidiary of Telephone and Data Systems, Inc., is the seventh largest local exchange telephone company in the U.S. and a growing force in the cable industry.  TDS provides 1.2 million connections to high-speed internet, phone, and TV entertainment services in nearly 900 rural, suburban, and metropolitan communities.  For residential customers, TDS deploys 1Gig internet access, IPTV service, cable TV options, and traditional wireline services.  The company offers businesses advanced solutions, including: VoIP (managedIP Hosted voice), high-speed internet, fiber optics, data networking, and hosted-managed services.  Visit tdstelecom.com or tdsbusiness.com.

Headquartered in Madison, Wis., TDS Telecom operates OneNeck IT Solutions LLC and BendBroadband, which is part of TDS Broadband Service LLC.  Combined, the company employs more than 3,400 people.

Telephone and Data Systems, Inc. [NYSE: TDS], a Fortune 500® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately six million customers nationwide through its businesses U.S. Cellular, TDS Telecom, OneNeck IT Solutions LLC, and TDS Broadband Service LLC.  Founded in 1969 and headquartered in Chicago, Telephone and Data Systems, Inc. employs 10,400 people.  Visit tdsinc.com.